INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Valley National Bancorp:


We consent to incorporation by reference in the Registration Statements No. 33-52809, No. 33-56933, No. 333-25419, No. 333-65993, No. 333-75889, No.
333-77673 and No. 333-80507 on Form S-8 of Valley National Bancorp of our report dated January 17, 2001 relating to the consolidated statements of financial condition of Valley National Bancorp and subsidiaries as of December 31, 2000 and 1999 and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the December 31, 2000 Annual Report on Form 10-K of Valley National Bancorp.

                                        KPMG LLP

Short Hills, New Jersey
March 1, 2001